Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2022 Results

Full Year Highlights

•

Net revenues for the full year increased +9.7% driven by Organic Net Revenue[1] growth of +12.3% with underlying Volume/Mix of +2.7%. For the fourth quarter, Net revenues increased +13.5% driven by Organic Net Revenue[1] growth of +15.4% with underlying Volume/Mix of +1.6%

•	Diluted EPS was $1.96, down 35.5%; Adjusted EPS[1] was $2.95, up +11.9% on a constant currency basis

•	Cash provided by operating activities was $3.9 billion, a decrease of $0.2 billion versus prior year; Free Cash Flow[1] was $3.0 billion, down $0.2 billion versus prior year

•	Return of capital to shareholders was $4.0 billion; increased dividend per share by 10%

•	Announced agreement with Perfetti Van Melle to acquire our developed markets gum business in the U.S., Canada and Europe. Deal expected to close in Q4 2023

CHICAGO, Ill. – January 31, 2023 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its fourth quarter 2022 results.

“Our 2022 results demonstrate the strength and diversification of our portfolio as we delivered broad-based growth in terms of regions, categories, and brands. We delivered strong gross profit dollar growth, driven by double-digit top-line growth supported by both pricing and volume, enabling robust cash flow generation and significant return of capital to shareholders. These results were underscored by continued strength in emerging and developed markets as well as solid contributions from our recently acquired businesses,” said Dirk van de Put, Chairman and Chief Executive Officer. “We made significant progress against our strategy of accelerating growth and focusing our portfolio in the attractive, resilient categories of chocolate, biscuits and baked snacks, while continuing to invest in our brands and capabilities. We also continued to deliver strong marketplace execution amid challenging operating conditions and continued macroeconomic volatility.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2022	% Chg vs PY	Q4 2022	Vol/Mix		Pricing
Quarter 4
Latin America	$1,014	43.2%	37.1%	6.9	pp	30.2	pp
Asia, Middle East & Africa	1,661	1.3	13.6	6.3	pp	7.3
Europe	3,210	2.9	8.7	(3.9	)pp	12.6
North America	2,810	28.3	19.5	4.2	pp	15.3

Mondelēz International	$8,695	13.5%	15.4%	1.6	pp	13.8	pp

Emerging Markets	$3,320	23.3%	24.7%	4.6	pp	20.1	pp
Developed Markets	$5,375	8.2%	10.5%	—	pp	10.5	pp

Full Year	FY 2022		FY 2022
Latin America	$3,629	29.7%	31.9%	8.2	pp	23.7	pp
Asia, Middle East & Africa	6,767	4.7	12.5	7.4	pp	5.1
Europe	11,420	2.4	7.4	—	pp	7.4
North America	9,680	16.6	12.3%	0.8	pp	11.5

Mondelēz International	$31,496	9.7%	12.3%	2.7	pp	9.6	pp

Emerging Markets	$12,184	20.3%	22.0%	8.0	pp	14.0	pp
Developed Markets	$19,312	3.9%	7.0%	(0.2	)pp	7.2	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q4 2022	vs PY (Rpt Fx)		Q4 2022	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$3,075	8.5%		$3,130	10.2%		16.7%
Gross Profit Margin	35.4%	(1.6	)pp	36.0%	(1.2	)pp
Operating Income	$834	(30.7)%		$1,302	11.2%		17.2%
Operating Income Margin	9.6%	(6.1	)pp	15.0%	(0.3	)pp
Net Earnings [2]	$583	(41.9)%		$1,002	0.9%		8.2%
Diluted EPS	$0.42	(40.8)%		$0.73	2.8%		9.9%

Full Year	FY 2022			FY 2022
Gross Profit	$11,312	0.5%		$11,794	6.3%		12.3%
Gross Profit Margin	35.9%	(3.3	)pp	37.5%	(1.2	)pp
Operating Income	$3,534	(24.0)%		$5,029	5.5%		12.2%
Operating Income Margin	11.2%	(5.0	)pp	16.0%	(0.6	)pp
Net Earnings	$2,717	(36.8)%		$4,092	1.8%		9.9%
Diluted EPS	$1.96	(35.5)%		$2.95	3.5%		11.9%

Full Year Commentary

•

Net revenues increased 9.7 percent driven by Organic Net Revenue growth of 12.3 percent, and incremental sales from the company’s acquisitions, primarily Chipita, Clif Bar and Ricolino, partially offset by unfavorable currency. Pricing and volume drove Organic Net Revenue growth.

•

Gross profit increased $58 million, and gross profit margin decreased 330 basis points to 35.9 percent primarily driven by unfavorable year-over-year change in mark-to-market impacts from derivatives and a decrease in Adjusted Gross Profit[1] margin. Adjusted Gross Profit increased $1,362 million at constant currency, while Adjusted Gross Profit margin decreased 120 basis points to 37.5 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing.

•

Operating income decreased $1,119 million and operating income margin was 11.2 percent, down 500 basis points primarily due to unfavorable year-over-year change in mark-to-market impacts from derivatives, impact from the European Commission legal matter[3], higher acquisition-related costs, lower Adjusted Operating Income[1] margin and higher acquisition integration costs and contingent consideration adjustments, partially offset by lower restructuring costs. Adjusted Operating Income increased $583 million at constant currency while Adjusted Operating Income margin decreased 60 basis points to 16.0 percent, with input cost inflation and unfavorable mix, partially offset by pricing and SG&A leverage.

•

Diluted EPS was $1.96, down 35.5 percent, primarily due to lapping prior-year net gains on equity method transactions, unfavorable year-over-year mark-to-market impacts from currency and commodity derivatives, the impact from the European Commission legal matter, higher acquisition-related costs, incremental costs incurred due to the war in Ukraine, higher acquisition integration costs and contingent consideration adjustments and higher intangible asset impairment charges, partially offset by an increase in Adjusted EPS, lower Simplify to Grow program costs and lower negative impacts from enacted tax law changes.

•

Adjusted EPS was $2.95, up 11.9 percent on a constant currency basis driven by strong operating gains and fewer shares outstanding, partially offset by higher interest expense and lower income from equity method investments.

•	Capital Return: The company returned $4.0 billion to shareholders in cash dividends and share repurchases.

Fourth Quarter Commentary

•

Net revenues increased 13.5 percent driven by Organic Net Revenue growth of 15.4 percent, and incremental sales from the company’s acquisitions of Chipita, Clif Bar and Ricolino, partially offset by unfavorable currency. Pricing and volume drove Organic Net Revenue growth.

•

Gross profit increased $242 million, and gross profit margin decreased 160 basis points to 35.4 percent primarily driven by a decrease in Adjusted Gross Profit[1] margin and unfavorable year-over-year change in mark-to-market impacts from derivatives, partially offset by lower restructuring costs. Adjusted Gross Profit increased $473 million at constant currency, while Adjusted Gross Profit margin decreased 120 basis points to 36.0 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing.

•

Operating income decreased $370 million and operating income margin was 9.6 percent, down 610 basis points primarily due to impact from the European Commission legal matter, higher restructuring costs, unfavorable year-over-year change in mark-to-market impacts from derivatives, higher acquisition integration costs and contingent consideration adjustments, lower Adjusted Operating Income[1] margin and higher acquisition-related costs, partially offset by lower divestiture-related costs. Adjusted Operating Income increased $201 million at constant currency while Adjusted Operating Income margin decreased 30 basis points to 15.0 percent, with input cost inflation and unfavorable mix, partially offset by pricing and SG&A leverage.

•

Diluted EPS was $0.42, down 40.8 percent, primarily due to the impact from the European Commission legal matter, unfavorable year-over-year mark-to-market impacts from currency and commodity derivatives, lower restructuring costs, higher acquisition integration costs and contingent consideration adjustments, partially offset by an increase in Adjusted EPS and 2017 malware incident recoveries, net.

•

Adjusted EPS was $0.73, up 9.9 percent on a constant currency basis driven by strong operating gains and fewer shares outstanding, partially offset by higher taxes, higher interest expense and lower income from equity method investments.

•

Capital Return and Renewal of Share Repurchase Program: The company returned $0.7 billion to shareholders in cash dividends and share repurchases. The Board of Directors also approved a new program authorizing the repurchase of up to $6.0 billion of our Class A common stock through December 31, 2025. This share repurchase program authorization replaces our existing authorization.

2023 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2023, the company expects Organic Net Revenue growth of 5 to 7 percent, high single-digit Adjusted EPS growth on a constant currency basis and Free Cash Flow of $3.3+ billion. The company estimates currency translation would decrease 2023 net revenue growth by approximately 1 percent4 with a negative $0.04 impact to Adjusted EPS4.

Outlook is provided in the context of greater than usual volatility as a result of COVID-19 and geopolitical uncertainty.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2022 net revenues of approximately $31 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate’s Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.

3.	Please see discussion of “Reconciliation of GAAP and Non-GAAP Financial Measures—Items Impacting Comparability of Operating Results” at the end of this press release for more information.

4.	Currency estimate is based on published rates from XE.com on January 24, 2023.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•

weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), volatility of commodity and other input costs and availability of commodities;

•

geopolitical uncertainty, including the impact of ongoing or new developments in the war in Ukraine, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;

•	global or regional health pandemics or epidemics, including COVID-19;

•	competition and our response to channel shifts and pricing and other competitive pressures;

•	pricing actions;

•	promotion and protection of our reputation and brand image;

•	weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;

•	risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;

•	the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;

•	use of information technology and third party service providers;

•	unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;

•

our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu, and the anticipated closing of our planned divestiture of our developed market gum business in the United States, Canada and Europe;

•	our investments and our ownership interests in those investments, including JDE Peet’s and KDP;

•	the restructuring program and our other transformation initiatives not yielding the anticipated benefits;

•	changes in the assumptions on which the restructuring program is based;

•	the impact of climate change on our supply chain and operations;

•	consolidation of retail customers and competition with retailer and other economy brands;

•	changes in our relationships with customers, suppliers or distributors;

•	management of our workforce and shifts in labor availability or labor costs;

•	compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;

•	perceived or actual product quality issues or product recalls;

•	failure to maintain effective internal control over financial reporting or disclosure controls and procedures;

•	our ability to protect our intellectual property and intangible assets;

•	tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;

•	changes in currency exchange rates, controls and restrictions;

•	volatility of and access to capital or other markets, the effectiveness of our cash management programs and our liquidity;

•	pension costs;

•	significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and

•

the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenues	$8,695	$7,658	$31,496	$28,720
Cost of sales	5,620	4,825	20,184	17,466

Gross profit	3,075	2,833	11,312	11,254
Gross profit margin	35.4%	37.0%	35.9%	39.2%

Selling, general and administrative expenses	2,131	1,670	7,384	6,263
Asset impairment and exit costs	74	(74)	262	212
Loss/(gain) on acquisition and divestitures	—	1	—	(8)
Amortization of intangible assets	36	32	132	134

Operating income	834	1,204	3,534	4,653
Operating income margin	9.6%	15.7%	11.2%	16.2%

Benefit plan non-service income	(24)	(28)	(117)	(163)
Interest and other expense, net	86	89	423	447

Earnings before income taxes	772	1,143	3,228	4,369

Income tax provision	(270)	(238)	(865)	(1,190)
Effective tax rate	35.0%	20.8%	26.8%	27.2%
(Loss)/gain on equity method investment transactions	(3)	(3)	(22)	742
Equity method investment net earnings	85	103	385	393

Net earnings	584	1,005	2,726	4,314

Noncontrolling interest earnings	(1)	(2)	(9)	(14)

Net earnings attributable to Mondelēz International	$583	$1,003	$2,717	$4,300

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.43	$0.72	$1.97	$3.06

Diluted earnings per share attributable to Mondelēz International	$0.42	$0.71	$1.96	$3.04

Average shares outstanding:
Basic	1,368	1,396	1,378	1,403
Diluted	1,375	1,405	1,385	1,413

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$1,923	$3,546
Trade receivables	3,088	2,337
Other receivables	819	851
Inventories, net	3,381	2,708
Other current assets	880	900

Total current assets	10,091	10,342
Property, plant and equipment, net	9,020	8,658
Operating lease right of use assets	660	613
Goodwill	23,450	21,978
Intangible assets, net	19,710	18,291
Prepaid pension assets	1,016	1,009
Deferred income taxes	473	541
Equity method investments	4,879	5,289
Other assets	1,862	371

TOTAL ASSETS	$71,161	$67,092

LIABILITIES
Short-term borrowings	$2,299	$216
Current portion of long-term debt	383	1,746
Accounts payable	7,562	6,730
Accrued marketing	2,370	2,097
Accrued employment costs	949	822
Other current liabilities	3,168	2,397

Total current liabilities	16,731	14,008
Long-term debt	20,251	17,550
Long-term operating lease liabilities	514	459
Deferred income taxes	3,437	3,444
Accrued pension costs	403	681
Accrued postretirement health care costs	217	301
Other liabilities	2,688	2,326

TOTAL LIABILITIES	44,241	38,769

EQUITY
Common Stock	—	—
Additional paid-in capital	32,143	32,097
Retained earnings	31,481	30,806
Accumulated other comprehensive losses	(10,947)	(10,624)
Treasury stock	(25,794)	(24,010)

Total Mondelēz International Shareholders’ Equity	26,883	28,269
Noncontrolling interest	37	54

TOTAL EQUITY	26,920	28,323

TOTAL LIABILITIES AND EQUITY	$71,161	$67,092

	December 31, 2022	December 31, 2021	Incr/(Decr)
Short-term borrowings	$2,299	$216	$2,083
Current portion of long-term debt	383	1,746	(1,363)
Long-term debt	20,251	17,550	2,701

Total Debt	22,933	19,512	3,421
Cash and cash equivalents	1,923	3,546	(1,623)

Net Debt (1)	$21,010	$15,966	$5,044

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2022	2021
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,726	$4,314
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,107	1,113
Stock-based compensation expense	120	121
Deferred income tax (benefit)/provision	(42)	205
Asset impairments and accelerated depreciation	233	128
Loss on early extinguishment of debt	38	110
Net gain on acquisition and divestitures	—	(8)
Loss/(gain) on equity method investment transactions	22	(742)
Equity method investment net earnings	(385)	(393)
Distributions from equity method investments	184	172
Mark-to-market and other non-cash items, net	426	(230)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(719)	(197)
Inventories, net	(635)	(170)
Accounts payable	715	702
Other current assets	(286)	(169)
Other current liabilities	630	(502)
Change in pension and postretirement assets and liabilities, net	(226)	(313)

Net cash provided by/(used in) operating activities	3,908	4,141

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(906)	(965)
Acquisitions, net of cash received	(5,286)	(833)
Proceeds from divestitures including equity method investments	601	1,539
Proceeds from derivative settlements and other	703	233

Net cash provided by/(used in) investing activities	(4,888)	(26)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Net issuances of short-term borrowings	1,914	194
Long-term debt proceeds	4,490	5,921
Long-term debt repayments	(3,032)	(6,247)
Repurchase of Common Stock	(2,017)	(2,110)
Dividends paid	(1,985)	(1,826)
Other	174	(1)

Net cash provided by/(used in) financing activities	(456)	(4,069)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(169)	(143)

Cash, Cash Equivalents and Restricted Cash
Decrease	(1,605)	(97)
Balance at beginning of period	3,553	3,650

Balance at end of period	$1,948	$3,553

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2022, the company added to the non-GAAP definitions the exclusion of incremental costs due to the war in Ukraine. In the second quarter of 2022, the company added to the non-GAAP definitions the exclusion of costs incurred associated with our publicly-announced processes to sell businesses. In the third quarter of 2022, the company added to the non-GAAP definitions the exclusion of inventory step-up charges associated with acquisitions. In the fourth quarter of 2022, the company added to the non-GAAP definitions the exclusion of the impact from the European Commission legal matter.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European commission legal matter; impact from pension participation changes; and costs associated with the JDE Peet’s transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; net earnings from divestitures; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three and twelve months ended December 31, 2022 and December 31, 2021. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement and the partial or full sale of an equity method investment such as KDP or JDE Peet’s (discussed separately below under the gains and losses on equity method investment transactions section). As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter. Divestiture-related costs, which includes costs for the company’s divestitures as defined above, also includes costs incurred associated with the company’s publicly-announced processes to sell businesses.

•

The company’s non-GAAP results include the impacts from 2021 partial sales of its equity method investment in KDP and the May 8, 2022 partial sale of its equity investment in JDE Peet’s as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method investment transactions below for more information.

•

On July 7, 2022, the company completed the sale of a business in Argentina including several local gum and candy brands and a manufacturing facility. In addition, the company’s Kraft Heinz Company license agreement to produce and sell Kraft mayonnaise in Latin America countries, predominately Mexico, expired on September 1, 2022. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $21 million in the twelve months ended December 31, 2022. In addition, the company incurred divestiture-related costs of $3 million in the twelve months ended December 31, 2022.

•

In 2022, the company announced its intention to divest the company’s developed market gum and global Halls businesses and in Q4 2022, the company announced an agreement to sell the developed market gum business with an anticipated closing of Q4 2023, subject to relevant antitrust approvals and closing conditions. In addition, the company incurred divestiture-related costs of $6 million in the three months and $15 million in the twelve months ended December 31, 2022.

•

On November 1, 2021, the company completed the sale of MaxFoods Pty Ltd, an Australian packaged seafood business that it had acquired as part of its acquisition of Gourmet Food Holdings Pty Ltd (“Gourmet Food”). The sales price was $57 million Australian dollars ($41 million), net of cash divested with the business, and the company recorded an immaterial loss on the transaction. The divestiture of this business resulted in a year-over-year decline in net revenues of $5 million in the three months and $35 million in the twelve months ended December 31, 2022.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments

Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2022, the company acquired Grupo Bimbo’s confectionery business, Ricolino, located primarily in Mexico.    The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The acquisition added incremental net revenues of $105 million during the three months and twelve months ended December 31, 2022, and operating income of $1 million during the three months and twelve months ended December 31, 2022. In addition, the company incurred acquisition integration costs of $4 million in the three months and $11 million in the twelve months ended December 31, 2022 and an inventory step-up charge of $5 million in the three and twelve months ended December 31, 2022. The company also recorded several items within acquisition-related costs that resulted in income of $64 million in the twelve months ended December 31, 2022, as realized gains related to hedging contracts associated with acquisition funds more than offset other acquisition transaction costs.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The acquisition added incremental net revenues of $204 million during the three months and $361 million in the twelve months ended December 31,2022, and operating income of $10 million during the three months and $13 million during the twelve months ended December 31, 2022. In addition, the company incurred an inventory step-up charge of $20 million in the twelve months ended December 31, 2022 and acquisition integration costs and contingent consideration adjustments of $14 million in the three months and $30 million in the twelve months ended December 31, 2022. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions. The company also incurred acquisition-related costs of $296 million in the twelve months ended December 31, 2022, primarily related to the buyout of the non-vested employee stock ownership plan shares.

On January 3, 2022, the company acquired Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company’s existing portfolio and advances its strategy to become the global leader in broader snacking. The acquisition added incremental net revenues of $161 million during the three months and $651 million during the twelve months ended December 31, 2022, and an operating loss of $3 million during the three months and operating income of $36 million during the twelve months ended December 31, 2022. The company incurred acquisition-related costs of $1 million in the three months and $22 million in the twelve months ended December 31, 2022, and $6 million in the twelve months ended December 31, 2021. The company also incurred acquisition integration costs of $5 million in the three months and $90 million in the twelve months ended December 31, 2022, and $11 million in the three months and $17 million in the twelve months ended December 31, 2021.

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The acquisition added incremental net revenues of $14 million and operating income of $1 million during the twelve months ended December 31, 2022. The company incurred acquisition integration costs of $1 million in the twelve months ended December 31, 2022. The company also incurred acquisition-related costs of $1 million in the three months and $8 million in the twelve months ended December 31, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition segment. The acquisition added incremental net revenues of $21 million and operating income of $2 million during the twelve months ended December 31, 2022. The company incurred acquisition-related costs of $2 million in the twelve months ended December 31, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. The initial cash consideration paid was $229 million, net of cash received, and the company may be required to pay additional contingent consideration. The estimated fair value of the contingent consideration obligation at the acquisition date was $132 million and was determined using a Monte Carlo simulation based on forecasted future results. During the third quarter of 2021, the company recorded a $70 million reduction to the liability due to changes in the expected pace of growth. During the third quarter of 2022, the company recorded an additional $7 million reduction to the liability due to further changes to forecasted future results. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The company incurred acquisition-related costs of $9 million in the twelve months ended December 31, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The company incurred acquisition integration costs and contingent consideration adjustments of $25 million in the three months and $26 million in the twelve months ended December 31, 2022, primarily related to an increase to the contingent consideration liability due to changes to forecasted future results. The company also incurred acquisition integration costs of $3 million in the three months and $6 million in the twelve months ended December 31, 2021.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $28 million in the three months and $36 million in the twelve months ended December 31, 2022. The company recorded a net credit within restructuring costs of $96 million, due to gains on sale of assets, primarily real estate, included in the restructuring program in the three months ended and recorded restructuring charges of $154 million in the twelve months ended December 31, 2021 This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $25 million in the three months and $87 million in the twelve months ended December 31, 2022 and $35 million in the three months and $167 million in the twelve months ended December 31, 2021.

Intangible asset impairment charges

During the company’s 2022 annual testing of indefinite-life intangible assets, the company recorded a $23 million intangible asset impairment charge in the third quarter of 2022 in AMEA related to one biscuit brand.

During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA related to one local biscuit brand sold in select markets in AMEA and Europe.

During the second quarter of 2021, the company recorded a $32 million intangible asset impairment charge in North America related to one biscuit brand.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company’s operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized losses on commodity, forecasted currency and equity method transaction derivatives of $98 million in the three months and $318 million in the twelve months ended December 31, 2022, and recorded net unrealized gains of $9 million in the three months and $277 million in the twelve months ended December 31, 2021.

Remeasurement of net monetary position

The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. At this time, within the company’s consolidated entities, Argentina and Türkiye are accounted for as highly inflationary economies. For Argentina, the company recorded remeasurement losses of $12 million in the three months and $39 million in the twelve months ended December 31, 2022 and $3 million in the three months and $13 million in the twelve months ended December 31, 2021 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded remeasurement losses of $2 million in the three months and $1 million in the twelve months ended December 31, 2022 related to the revaluation of the Turkish lira denominated net monetary position over these periods. The company recorded these charges for Argentina and Türkiye within selling, general and administrative expenses.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During the second quarter of 2021, the company made a decision to freeze its Defined Benefit Pension Scheme in the United Kingdom. As a result, the company recognized a curtailment credit of $17 million in the twelve months ended December 31, 2021 recorded within benefit plan non-service income. In addition, the company incurred incentive payment charges and other expenses related to this decision of $1 million in the three months and $48 million in the twelve months ended December 31, 2021 included in operating income.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months and $11 million in the twelve months ended December 31, 2022 and $3 million in the three months and $11 million in the twelve months ended December 31, 2021 within interest and other expense, net. As of December 31, 2022, the remaining discounted withdrawal liability was $344 million, with $15 million recorded in other current liabilities and $329 million recorded in long-term other liabilities.

Incremental costs due to the war in Ukraine

In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company’s two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war, including $75 million recorded in asset impairment and exit costs, $44 million in cost of sales and $24 million in selling, general and administrative expenses. During the remainder of 2022, the company reversed approximately $22 million of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries.

European Commission legal matter

In November 2019, the European Commission informed the company that it initiated an investigation into the company’s alleged infringement of European Union competition law through certain practices allegedly restricting cross-border trade within the European Economic Area. On January 28, 2021, the European Commission announced it had taken the next procedural step in its investigation and opened formal proceedings. The company has been cooperating with the investigation and is currently engaged in discussions with the European Commission in an effort to reach a negotiated, proportionate resolution to this matter. As of December 31, 2022, the company recorded an accrual in accordance with U.S. GAAP of €300 million ($318 million) as an estimate of the possible cost to resolve this matter. There is a possibility that the final liability could be materially higher than the amount accrued. Due to the inherent uncertainty of the discussions and possible outcomes, any possible loss or range of loss different from the amount accrued is not reasonably estimable at this time. Due to the unique nature of this matter, the company believes it to be infrequent and unusual and therefore exclude it to better facilitate comparisons of the company’s underlying operating performance across periods.

Loss on debt extinguishment and related expenses

On March 18, 2022, the company completed a tender offer and redeemed long-term U.S. dollar denominated notes totaling $987 million. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.

On March 31, 2021, the company completed an early redemption of euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded a $137 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $110 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

Initial impacts from enacted tax law changes

The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform. Previously, the company only excluded the initial impacts from more material tax reforms, specifically the impacts of the 2019 Swiss tax reform and 2017 U.S. tax reform. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the initial impacts from enacted tax law changes.

The company recorded a net tax benefit from the decrease of its deferred tax liabilities resulting from enacted tax legislation of $5 million in the three months and a net tax expense from the increase of its deferred tax liabilities of $17 million in the twelve months ended December 31, 2022. The company recorded a net tax expense from an increase of its deferred tax liabilities resulting from enacted tax legislation of $5 million in the three months and $100 million (mainly in the United Kingdom) in the twelve months ended December 31, 2021.

Gains and losses on equity method investment transactions

JDE Peet’s transaction

On May 8, 2022, the company sold approximately 18.6 million of our JDE Peet’s shares back to JDE Peet’s, which reduced our ownership interest by approximately 3% to 19.8%. The company received €500 million ($529 million) of proceeds and recorded a loss of €8 million ($8 million) on this sale during the second quarter of 2022.

Keurig Dr Pepper transactions

On August 2, 2021, the company sold approximately 14.7 million shares of KDP, which reduced its ownership interest by 1% to 5.3% of the total outstanding shares. The company received $500 million of proceeds and recorded a pre-tax gain of $248 million (or $189 million after-tax) during the third quarter of 2021.

On June 7, 2021, the company participated in a secondary offering of KDP shares and sold approximately 28 million shares, which reduced its ownership interest by 2% to 6.4% of the total outstanding shares. The company received $997 million of proceeds and recorded a pre-tax gain of $520 million (or $392 million after-tax) during the second quarter of 2021.

The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2023 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2023 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2023 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2023 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2022
Reported (GAAP)	$1,014		$1,661		$3,210		$2,810		$8,695
Acquisitions	(98)		—		(167)		(213)		(478)
Currency	34		196		351		19		600

Organic (Non-GAAP)	$950		$1,857		$3,394		$2,616		$8,817

For the Three Months Ended December 31, 2021
Reported (GAAP)	$708		$1,639		$3,121		$2,190		$7,658
Divestitures	(15)		(5)		—		—		(20)

Organic (Non-GAAP)	$693		$1,634		$3,121		$2,190		$7,638

% Change
Reported (GAAP)	43.2%		1.3%		2.9%		28.3%		13.5%
Divestitures	3.1	pp	0.4	pp	—	pp	—	pp	0.3	pp
Acquisitions	(14.1)		—		(5.4)		(9.7)		(6.3)
Currency	4.9		11.9		11.2		0.9		7.9

Organic (Non-GAAP)	37.1%		13.6%		8.7%		19.5%		15.4%

Vol/Mix	6.9	pp	6.3	pp	(3.9	)pp	4.2	pp	1.6	pp
Pricing	30.2		7.3		12.6		15.3		13.8

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2022
Reported (GAAP)	$3,629		$6,767		$11,420		$9,680		$31,496
Divestitures	(22)		—		—		—		(22)
Acquisitions	(98)		(15)		(707)		(396)		(1,216)
Currency	123		483		1,263		36		1,905

Organic (Non-GAAP)	$3,632		$7,235		$11,976		$9,320		$32,163

For the Twelve Months Ended December 31, 2021
Reported (GAAP)	$2,797		$6,465		$11,156		$8,302		$28,720
Divestitures	(43)		(35)		—		—		(78)

Organic (Non-GAAP)	$2,754		$6,430		$11,156		$8,302		$28,642

% Change
Reported (GAAP)	29.7%		4.7%		2.4%		16.6%		9.7%
Divestitures	1.3	pp	0.5	pp	—	pp	—	pp	0.2	pp
Acquisitions	(3.5)		(0.3)		(6.3)		(4.7)		(4.2)
Currency	4.4		7.6		11.3		0.4		6.6

Organic (Non-GAAP)	31.9%		12.5%		7.4%		12.3%		12.3%

Vol/Mix	8.2	pp	7.4	pp	—	pp	0.8	pp	2.7	pp
Pricing	23.7		5.1		7.4		11.5		9.6

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2022
Reported (GAAP)	$3,320		$5,375		$8,695
Acquisitions	(220)		(258)		(478)
Currency	237		363		600

Organic (Non-GAAP)	$3,337		$5,480		$8,817

For the Three Months Ended December 31, 2021
Reported (GAAP)	$2,692		$4,966		$7,658
Divestitures	(15)		(5)		(20)

Organic (Non-GAAP)	$2,677		$4,961		$7,638

% Change
Reported (GAAP)	23.3%		8.2%		13.5%
Divestitures	0.7	pp	0.1	pp	0.3	pp
Acquisitions	(8.2)		(5.2)		(6.3)
Currency	8.9		7.4		7.9

Organic (Non-GAAP)	24.7%		10.5%		15.4%

Vol/Mix	4.6	pp	—	pp	1.6	pp
Pricing	20.1		10.5		13.8

	Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2022
Reported (GAAP)	$12,184		$19,312		$31,496
Divestitures	(22)		—		(22)
Acquisitions	(596)		(620)		(1,216)
Currency	744		1,161		1,905

Organic (Non-GAAP)	$12,310		$19,853		$32,163

For the Twelve Months Ended December 31, 2021
Reported (GAAP)	$10,132		$18,588		$28,720
Divestitures	(43)		(35)		(78)

Organic (Non-GAAP)	$10,089		$18,553		$28,642

% Change
Reported (GAAP)	20.3%		3.9%		9.7%
Divestitures	0.2	pp	0.2	pp	0.2	pp
Acquisitions	(5.9)		(3.3)		(4.2)
Currency	7.4		6.2		6.6

Organic (Non-GAAP)	22.0%		7.0%		12.3%

Vol/Mix	8.0	pp	(0.2	)pp	2.7	pp
Pricing	14.0		7.2		9.6

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$8,695	$3,075	35.4%	$834	9.6%
Simplify to Grow Program	—	12		53
Mark-to-market (gains)/losses from derivatives	—	59		58
Acquisition integration costs and contingent consideration adjustments	—	4		40
Inventory step-up	—	5		5
Acquisition-related costs	—	—		12
Divestiture-related costs	—	—		6
2017 malware incident net recoveries	—	(25)		(37)
European Commission legal matter	—	—		318
Incremental costs due to war in Ukraine	—	1		—
Remeasurement of net monetary position	—	—		14
Impact from pension participation changes		(1)		(1)

Adjusted (Non-GAAP)	$8,695	$3,130	36.0%	$1,302	15.0%

Currency		183		70

Adjusted @ Constant FX (Non-GAAP)		$3,313		$1,372

	For the Three Months Ended December 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,658	$2,833	37.0%	$1,204	15.7%
Simplify to Grow Program	—	22		(62)
Mark-to-market (gains)/losses from derivatives	—	(9)		(9)
Acquisition integration costs and contingent consideration adjustments	—	(1)		14
Acquisition-related costs	—	—		1
Loss on divestitures	—	—		1
Divestiture-related costs	—	—		22
Operating income from divestiture	(20)	(6)		(4)
Remeasurement of net monetary position	—	—		3
Impact from pension participation changes	—	—		1
Rounding	—	1		—

Adjusted (Non-GAAP)	$7,638	$2,840	37.2%	$1,171	15.3%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$242		$(370)
$ Change - Adjusted (Non-GAAP)		290		131
$ Change - Adjusted @ Constant FX (Non-GAAP)		473		201

% Change - Reported (GAAP)		8.5%		(30.7)%
% Change - Adjusted (Non-GAAP)		10.2%		11.2%
% Change - Adjusted @ Constant FX (Non-GAAP)		16.7%		17.2%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$31,496	$11,312	35.9%	$3,534	11.2%
Simplify to Grow Program	—	45		122
Intangible asset impairment charges	—	—		101
Mark-to-market (gains)/losses from derivatives	—	324		326
Acquisition integration costs and contingent consideration adjustments	—	6		136
Inventory step-up	—	25		25
Acquisition-related costs	—	72		330
Divestiture-related costs	—	3		18
Operating income from divestitures	(22)	(3)		(4)
2017 malware incident net recoveries	—	(25)		(37)
European Commission legal matter	—	—		318
Incremental costs due to war in Ukraine	—	36		121
Remeasurement of net monetary position		—		40
Impact from pension participation changes	—	(1)		(1)

Adjusted (Non-GAAP)	$31,474	$11,794	37.5%	$5,029	16.0%

Currency		664		319

Adjusted @ Constant FX (Non-GAAP)		$12,458		$5,348

	For the Twelve Months Ended December 31, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$28,720	$11,254	39.2%	$4,653	16.2%
Simplify to Grow Program	—	114		319
Intangible asset impairment charges	—	—		32
Mark-to-market (gains)/losses from derivatives	—	(279)		(279)
Acquisition integration costs and contingent consideration adjustments	—	1		(40)
Acquisition-related costs	—	—		25
Net gain on acquisition and divestitures	—	—		(8)
Divestiture-related costs	—	—		22
Operating income from divestitures	(78)	(15)		(15)
Remeasurement of net monetary position	—	—		13
Impact from pension participation changes	—	20		48
Impact from resolution of tax matters	—	—		(5)
Rounding	—	1		—

Adjusted (Non-GAAP)	$28,642	$11,096	38.7%	$4,765	16.6%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$58		$(1,119)
$ Change - Adjusted (Non-GAAP)		698		264
$ Change - Adjusted @ Constant FX (Non-GAAP)		1,362		583

% Change - Reported (GAAP)		0.5%		(24.0)%
% Change - Adjusted (Non-GAAP)		6.3%		5.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		12.3%		12.2%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2022
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes(1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$834	$(24)	$86	$772	$270	35.0%	$3	$(85)	$1	$583	$0.42
Simplify to Grow Program	53	—	—	53	10		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	58	—	(43)	101	15		3	—	—	83	0.06
Acquisition integration costs and contingent consideration adjustments	40	(8)	—	48	15		—	—	—	33	0.03
Inventory step-up	5	—	—	5	2		—	—	—	3	—
Acquisition-related costs	12	—	76	(64)	(14)		—	—	—	(50)	(0.04)
Divestiture-related costs	6	—	—	6	6		—	—	—	—	—
2017 malware incident net recoveries	(37)	—	—	(37)	(10)		—	—	—	(27)	(0.02)
European Commission legal matter	318	—	—	318	—		—	—	—	318	0.23
Remeasurement of net monetary position	14	—	—	14	—		—	—	—	14	0.01
Impact from pension participation changes	(1)	—	(3)	2	1		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	5		—	—	—	(5)	—
Loss on equity method investment transactions	—	—	—	—	(1)		(6)	—	—	7	0.01
Equity method investee items	—	—	—	—	6		—	(5)	—	(1)	—

Adjusted (Non-GAAP)	$1,302	$(32)	$116	$1,218	$305	25.0%	$—	$(90)	$1	$1,002	$0.73

Currency										72	0.05

Adjusted @ Constant FX (Non-GAAP)										$1,074	$0.78

Diluted Average Shares Outstanding											1,375

	For the Three Months Ended December 31, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes(1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,204	$(28)	$89	$1,143	$238	20.8%	$3	$(103)	$2	$1,003	$0.71
Simplify to Grow Program	(62)	(1)	—	(61)	(15)		—	—	—	(46)	(0.03)
Mark-to-market (gains)/losses from derivatives	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Acquisition integration costs and contingent consideration adjustments	14	—	—	14	2		—	—	—	12	0.01
Acquisition-related costs	1	—	—	1	—		—	—	—	1	—
Loss on divestitures	1	—	—	1	(1)		—	—	—	2	—
Divestiture-related costs	22	—	—	22	8		—	—	—	14	0.01
Net earnings from divestitures	(4)	—	—	(4)	(1)		—	7	—	(10)	—
Remeasurement of net monetary position	3	—	—	3	—		—	—	—	3	—
Impact from pension participation changes	1	—	(3)	4	—		—	—	—	4	—
Initial impacts from enacted tax law changes	—	—	—	—	(5)		—	—	—	5	—
Loss on equity method investment transactions	—	—	—	—	—		(3)	—	—	3	—
Equity method investee items	—	—	—	—	1		—	(10)	—	9	0.01

Adjusted (Non-GAAP)	$1,171	$(29)	$86	$1,114	$225	20.2%	$—	$(106)	$2	$993	$0.71

Diluted Average Shares Outstanding											1,405

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2022
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes(1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,534	$(117)	$423	$3,228	$865	26.8%	$22	$(385)	$9	$2,717	$1.96
Simplify to Grow Program	122	(1)	—	123	26		—	—	—	97	0.07
Intangible asset impairment charges	101	—	—	101	25		—	—	—	76	0.05
Mark-to-market (gains)/losses from derivatives	326	—	8	318	56		—	—	—	262	0.19
Acquisition integration costs and contingent consideration adjustments	136	(8)	(4)	148	72		—	—	—	76	0.05
Inventory step-up	25	—	—	25	7		—	—	—	18	0.01
Acquisition-related costs	330	—	76	254	(11)		—	—	—	265	0.19
Divestiture-related costs	18	—	—	18	9		—	—	—	9	0.01
Net earnings from divestitures	(4)	—	—	(4)	(1)		—	14	—	(17)	(0.01)
2017 malware incident net recoveries	(37)	—	—	(37)	(10)		—	—	—	(27)	(0.02)
European Commission legal matter	318	—	—	318	—		—	—	—	318	0.23
Incremental costs due to war in Ukraine	121	—	—	121	(4)		—	—	—	125	0.09
Remeasurement of net monetary position	40	—	—	40	—		—	—	—	40	0.03
Impact from pension participation changes	(1)	—	(11)	10	3		—	—	—	7	0.01
Loss on debt extinguishment and related expenses	—	—	(129)	129	31		—	—	—	98	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(17)		—	—	—	17	0.01
Loss on equity method investment transactions	—	—	—	—	(2)		(22)	—	—	24	0.02
Equity method investee items	—	—	—	—	5		—	8	—	(13)	(0.01)

Adjusted (Non-GAAP)	$5,029	$(126)	$363	$4,792	$1,054	22.0%	$—	$(363)	$9	$4,092	$2.95

Currency										326	0.24

Adjusted @ Constant FX (Non-GAAP)										$4,418	$3.19

Diluted Average Shares Outstanding											1,385

	For the Twelve Months Ended December 31, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes(1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$4,653	$(163)	$447	$4,369	$1,190	27.2%	$(742)	$(393)	$14	$4,300	$3.04
Simplify to Grow Program	319	(2)	—	321	83		—	—	—	238	0.17
Intangible asset impairment charges	32	—	—	32	8		—	—	—	24	0.02
Mark-to-market (gains)/losses from derivatives	(279)	—	(4)	(275)	(44)		2	—	—	(233)	(0.17)
Acquisition integration costs and contingent consideration adjustments	(40)	—	—	(40)	(12)		—	—	—	(28)	(0.02)
Acquisition-related costs	25	—	—	25	4		—	—	—	21	0.01
Net gain on acquisition and divestitures	(8)	—	—	(8)	(3)		—	—	—	(5)	—
Divestiture-related costs	22	—	—	22	8		—	—	—	14	0.01
Net earnings from divestitures	(15)	—	—	(15)	(12)		—	53	—	(56)	(0.03)
Remeasurement of net monetary position	13	—	—	13	—		—	—	—	13	0.01
Impact from pension participation changes	48	17	(11)	42	8		—	—	—	34	0.02
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Impact from resolution of tax matters	(5)	—	2	(7)	(1)		—	—	—	(6)	—
Initial impacts from enacted tax law changes	—	—	—	—	(100)		—	—	—	100	0.07
Gain on equity method investment transactions	—	—	—	—	(184)		740	—	—	(556)	(0.39)
Equity method investee items	—	—	—	—	4		—	(61)	—	57	0.04

Adjusted (Non-GAAP)	$4,765	$(148)	$297	$4,616	$983	21.3%	$—	$(401)	$14	$4,020	$2.85

Diluted Average Shares Outstanding											1,413

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2022	2021	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.42	$0.71	$(0.29)	(40.8)%
Simplify to Grow Program	0.03	(0.03)	0.06
Mark-to-market (gains)/losses from derivatives	0.06	—	0.06
Acquisition integration costs and contingent consideration adjustments	0.03	0.01	0.02
Acquisition-related costs	(0.04)	—	(0.04)
Divestiture-related costs	—	0.01	(0.01)
2017 malware incident net recoveries	(0.02)	—	(0.02)
European Commission legal matter	0.23	—	0.23
Remeasurement of net monetary position	0.01	—	0.01
Loss on equity method investment transactions	0.01	—	0.01
Equity method investee items	—	0.01	(0.01)

Adjusted EPS (Non-GAAP)	$0.73	$0.71	$0.02	2.8%
Impact of unfavorable currency	0.05	—	0.05

Adjusted EPS @ Constant FX (Non-GAAP)	$0.78	$0.71	$0.07	9.9%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.11
Impact from acquisitions			—
Change in benefit plan non-service income			—
Change in interest and other expense, net			(0.02)
Change in equity method investment net earnings			(0.01)
Change in income taxes			(0.03)
Change in shares outstanding			0.02

			$0.07

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2022	2021	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.96	$3.04	$(1.08)	(35.5)%
Simplify to Grow Program	0.07	0.17	(0.10)
Intangible asset impairment charges	0.05	0.02	0.03
Mark-to-market (gains)/losses from derivatives	0.19	(0.17)	0.36
Acquisition integration costs and contingent consideration adjustments	0.05	(0.02)	0.07
Inventory step-up	0.01	—	0.01
Acquisition-related costs	0.19	0.01	0.18
Divestiture-related costs	0.01	0.01	—
Net earnings from divestitures	(0.01)	(0.03)	0.02
2017 malware incident net recoveries	(0.02)	—	(0.02)
European Commission legal matter	0.23	—	0.23
Incremental costs due to war in Ukraine	0.09	—	0.09
Remeasurement of net monetary position	0.03	0.01	0.02
Impact from pension participation changes	0.01	0.02	(0.01)
Loss on debt extinguishment and related expenses	0.07	0.07	—
Initial impacts from enacted tax law changes	0.01	0.07	(0.06)
Loss/(gain) on equity method investment transactions	0.02	(0.39)	0.41
Equity method investee items	(0.01)	0.04	(0.05)

Adjusted EPS (Non-GAAP)	$2.95	$2.85	$0.10	3.5%
Impact of unfavorable currency	0.24	—	0.24

Adjusted EPS @ Constant FX (Non-GAAP)	$3.19	$2.85	$0.34	11.9%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.29
Impact from acquisitions			0.03
Change in benefit plan non-service income			—
Change in interest and other expense, net			(0.03)
Change in equity method investment net earnings			(0.01)
Change in income taxes			—
Change in shares outstanding			0.06

			$0.34

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2022
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,014		$1,661		$3,210		$2,810		$—	$—	$—	$—	$8,695
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,014		$1,661		$3,210		$2,810		$—	$—	$—	$—	$8,695

Operating Income
Reported (GAAP)	$83		$189		$311		$432		$(58)	$(75)	$(36)	$(12)	$834
Simplify to Grow Program	1		12		18		21		—	1	—	—	53
Mark-to-market (gains)/losses from derivatives	—		—		—		—		58	—	—	—	58
Acquisition integration costs and contingent consideration adjustments	5		—		(3)		38		—	—	—	—	40
Inventory step-up	5		—		—		—		—	—	—	—	5
Acquisition-related costs	—		—		—		—		—	—	—	12	12
Divestiture-related costs	—		—		1		—		—	5	—	—	6
2017 malware incident net recoveries	2		4		7		2		—	(52)	—	—	(37)
European Commission legal matter	—		—		318		—		—	—	—	—	318
Remeasurement of net monetary position	12		—		2		—		—	—	—	—	14
Impact from pension participation changes	—		—		(1)		—		—	—	—	—	(1)

Adjusted (Non-GAAP)	$108		$205		$653		$493		$—	$(121)	$(36)	$—	$1,302
Currency	(12)		31		53		4		—	(4)	(2)	—	70

Adjusted @ Constant FX (Non-GAAP)	$96		$236		$706		$497		$—	$(125)	$(38)	$—	$1,372

$ Change - Reported (GAAP)	$43		$(23)		$(303)		$(7)		n/m	$1	$(4)	n/m	$(370)
$ Change - Adjusted (Non-GAAP)	42		(12)		25		131		n/m	(51)	(4)	n/m	131
$ Change - Adjusted @ Constant FX (Non-GAAP)	30		19		78		135		n/m	(55)	(6)	n/m	201

% Change - Reported (GAAP)	107.5%		(10.8)%		(49.3)%		(1.6)%		n/m	1.3%	(12.5)%	n/m	(30.7)%
% Change - Adjusted (Non-GAAP)	63.6%		(5.5)%		4.0%		36.2%		n/m	(72.9)%	(12.5)%	n/m	11.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	45.5%		8.8%		12.4%		37.3%		n/m	(78.6)%	(18.8)%	n/m	17.2%

Operating Income Margin
Reported %	8.2%		11.4%		9.7%		15.4%						9.6%
Reported pp change	2.6	pp	(1.5	)pp	(10.0	)pp	(4.6	)pp					(6.1	)pp
Adjusted %	10.7%		12.3%		20.3%		17.5%						15.0%
Adjusted pp change	1.2	pp	(1.0	)pp	0.2	pp	1.0	pp					(0.3	)pp

	For the Three Months Ended December 31, 2021
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$708		$1,639		$3,121		$2,190		$—	$—	$—	$—	$7,658
Divestitures	(15)		(5)		—		—		—	—	—	—	(20)

Adjusted (Non-GAAP)	$693		$1,634		$3,121		$2,190		$—	$—	$—	$—	$7,638

Operating Income
Reported (GAAP)	$40		$212		$614		$439		$9	$(76)	$(32)	$(2)	$1,204
Simplify to Grow Program	5		4		3		(78)		—	4	—	—	(62)
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(9)	—	—	—	(9)
Acquisition integration costs and contingent consideration adjustments	—		1		10		1		—	2	—	—	14
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Loss on divestitures	—		—		—		—		—	—	—	1	1
Divestiture-related costs	22		—		—		—		—	—	—	—	22
Operating income from divestitures	(4)		—		—		—		—	—	—	—	(4)
Remeasurement of net monetary position	3		—		—		—		—	—	—	—	3
Impact from pension participation changes	—		—		1		—		—	—	—	—	1

Adjusted (Non-GAAP)	$66		$217		$628		$362		$—	$(70)	$(32)	$—	$1,171

Operating Income Margin
Reported %	5.6%		12.9%		19.7%		20.0%						15.7%
Adjusted %	9.5%		13.3%		20.1%		16.5%						15.3%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2022
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,629		$6,767		$11,420		$9,680		$—	$—	$—	$—	$31,496
Divestitures	(22)		—		—		—		—	—	—	—	(22)

Adjusted (Non-GAAP)	$3,607		$6,767		$11,420		$9,680		$—	$—	$—	$—	$31,474

Operating Income
Reported (GAAP)	$388		$929		$1,481		$1,769		$(326)	$(245)	$(132)	$(330)	$3,534
Simplify to Grow Program	1		19		41		49		—	12	—	—	122
Intangible asset impairment charges	—		101		—		—		—	—	—	—	101
Mark-to-market (gains)/losses from derivatives	—		—		—		—		326	—	—	—	326
Acquisition integration costs and contingent consideration adjustments	11		1		78		46		—	—	—	—	136
Inventory step-up	5		—		—		20		—	—	—	—	25
Acquisition-related costs	—		—		—		—		—	—	—	330	330
Divestiture-related costs	3		—		1		—		—	14	—	—	18
Operating income from divestitures	(4)		—		—		—		—	—	—	—	(4)
2017 malware incident net recoveries	2		4		7		2		—	(52)	—	—	(37)
European Commission legal matter	—		—		318		—		—	—	—	—	318
Incremental costs due to war in Ukraine	—		—		121		—		—	—	—	—	121
Remeasurement of net monetary position	39		—		1		—		—	—	—	—	40
Impact from pension participation changes	—		—		(1)		—		—	—	—	—	(1)

Adjusted (Non-GAAP)	$445		$1,054		$2,047		$1,886		$—	$(271)	$(132)	$—	$5,029
Currency	(4)		91		241		6		—	(7)	(8)	—	319

Adjusted @ Constant FX (Non-GAAP)	$441		$1,145		$2,288		$1,892		$—	$(278)	$(140)	$—	$5,348

$ Change - Reported (GAAP)	$127		$(125)		$(611)		$398		n/m	$8	$2	n/m	$(1,119)
$ Change - Adjusted (Non-GAAP)	148		11		(146)		292		n/m	(43)	2	n/m	264
$ Change - Adjusted @ Constant FX (Non-GAAP)	144		102		95		298		n/m	(50)	(6)	n/m	583

% Change - Reported (GAAP)	48.7%		(11.9)%		(29.2)%		29.0%		n/m	3.2%	1.5%	n/m	(24.0)%
% Change - Adjusted (Non-GAAP)	49.8%		1.1%		(6.7)%		18.3%		n/m	(18.9)%	1.5%	n/m	5.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	48.5%		9.8%		4.3%		18.7%		n/m	(21.9)%	(4.5)%	n/m	12.2%

Operating Income Margin
Reported %	10.7%		13.7%		13.0%		18.3%						11.2%
Reported pp change	1.4	pp	(2.6	)pp	(5.8	)pp	1.8	pp					(5.0	)pp
Adjusted %	12.3%		15.6%		17.9%		19.5%						16.0%
Adjusted pp change	1.5	pp	(0.6	)pp	(1.8	)pp	0.3	pp					(0.6	)pp

	For the Twelve Months Ended December 31, 2021
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,797		$6,465		$11,156		$8,302		$—	$—	$—	$—	$28,720
Divestitures	(43)		(35)		—		—		—	—	—	—	(78)

Adjusted (Non-GAAP)	$2,754		$6,430		$11,156		$8,302		$—	$—	$—	$—	$28,642

Operating Income
Reported (GAAP)	$261		$1,054		$2,092		$1,371		$279	$(253)	$(134)	$(17)	$4,653
Simplify to Grow Program	16		(7)		37		250		—	23	—	—	319
Intangible asset impairment charges	—		—		—		32		—	—	—	—	32
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(279)	—	—	—	(279)
Acquisition integration costs and contingent consideration adjustments	—		1		16		(59)		—	2	—	—	(40)
Acquisition-related costs	—		—		—		—		—	—	—	25	25
Net gain on acquisition and divestitures	—		—		—		—		—	—	—	(8)	(8)
Divestiture-related costs	22		—		—		—		—	—	—	—	22
Operating income from divestitures	(10)		(5)		—		—		—	—	—	—	(15)
Remeasurement of net monetary position	13		—		—		—		—	—	—	—	13
Impact from pension participation changes	—		—		48		—		—	—	—	—	48
Impact from resolution of tax matters	(5)		—		—		—		—	—	—	—	(5)

Adjusted (Non-GAAP)	$297		$1,043		$2,193		$1,594		$—	$(228)	$(134)	$—	$4,765

Operating Income Margin
Reported %	9.3%		16.3%		18.8%		16.5%						16.2%
Adjusted %	10.8%		16.2%		19.7%		19.2%						16.6%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2022	2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$3,908	$4,141	$(233)
Capital Expenditures	(906)	(965)	59

Free Cash Flow (Non-GAAP)	$3,002	$3,176	$(174)